PROMISSORY NOTE FOR THE TENDER OF SHARES OF STOCK
             IN RIDE, INC. BY SHAREHOLDER ACCEPTING THE TENDER OFFER DATED APRIL 6, 1999 AND ANY RELATED AMENDMENTS THERETO
                            BY MINOTAUR CAPITAL, INC.


To: ________________________
         Name of Shareholder


         The undersigned, being the duly authorized agent of Minotaur Capital, Inc., a Florida Corporation, hereby agrees to pay to the above named shareholder the sum of $_____________ in cash on or before the one year anniversary of the Expiration Date as said term is defined in the Tender Offer dated April 6, 1999, and any amendments related thereto, as a result of the above referenced shareholder tendering their shares in Ride, Inc., a Washington corporation to Minotaur Capital, Inc.

         The above referenced payment is calculated based on the above shareholder tendering _____________ shares of stock in Ride, Inc. to Minotaur Capital, Inc. and the above shareholder receiving $_________ per share.


         This promissory note shall bear no interest rate. Minotaur Capital, Inc. shall have the right, but not the obligation, to pay off the amounts promised to be paid in this promissory note before the one year anniversary of the Expiration Date of the above referenced tender offer. Any payments made by Minotaur Capital, Inc. under this promissory note shall be made to the last known address of shareholder as disclosed in the tender offer documents executed by shareholder with a check for the funds owed to shareholder mailed no later than the one year anniversary of the above referenced Expiration Date.

         I the undersigned authorized agent of Minotaur Capital, Inc. have executed this promissory note in favor of the above referenced shareholder on this _____ day of __________, 19_____.



                                       MINOTAUR CAPITAL,INC.



                                       --------------------------------
                                       David J. Feingold
                                       President, Minotaur Capital, Inc.